ill < 1hrUNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2006
Date of Report (Date of earliest event reported)

HOMELAND SECURITY NETWORK, INC.
(Exact name of Company as specified in its charter)

Nevada	000-15216	86-0892913
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 N. Coit Road, Suite 1200 Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

(214) 618-6400
(Company's Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 26, 2006, Homeland Security Network, Inc. (“HSNI”) (OTCBB Symbol: HSYN) entered into an agreement to sell 80% of the total issued and outstanding common stock of its wholly-owned subsidiary Pacific Auto Group, Inc. (“PAG”) pursuant to a Stock Purchase Agreement by and between Homeland Security Network, Inc. and Monet Acquisition, LLC, a Delaware limited liability company. Monet agreed to assume certain liabilities of PAG in consideration of the stock purchase.

Pacific Auto Group, Inc. will be operated and controlled totally independent of HSNI; however, it is the intention of HSNI to distribute the remaining 20% of the outstanding common stock of PAG that HSNI owns to its stockholders as a dividend.

The new management will add substantial capital to PAG and use several of its strategic relationships throughout Europe and the Middle East to implement its business plan. PAG will import a low to medium priced vehicle and provide lease financing to retail customers. The company will enter into an agreement with a major automobile inventory finance company and its affiliated auto auctions and this will offer immediate nationwide distribution of the vehicles to non-franchise dealerships on consignment for lease to their customers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit #	Description

10.1	Stock Purchase Agreement dated September 26, 2006 by and between Homeland Security Network, Inc. and Monet Acquisition, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND SECURITY NETWORK, INC.

Date: October 3, 2006	By:	/s/ Peter Ubaldi
Peter Ubaldi
President